Exhibit 5.1

September 17, 2007

Caterpillar Financial Funding Corporation
4040 South Eastern Avenue, Suite 344
Las Vegas, Nevada 89119

Re:           Caterpillar Financial Asset Trust 2007-A

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-145491), filed by Caterpillar Financial Funding Corporation, a Nevada corporation, with the Securities and Exchange Commission  (the “Commission”) on August 16, 2006 and declared effective on August 24, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of Asset-Backed Notes (the "Notes") issued by the Caterpillar Financial Asset Trust 2007-A ("CatFin Trust").  The Notes will be issued pursuant to an Indenture, dated as of September 1, 2007 (the “Indenture”), as more particularly described in the prospectus dated September 17, 2007 and the preliminary prospectus supplement dated September 17, 2007, relating to the Notes (together, the “Prospectus”).

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Notes have been duly executed and delivered in accordance with the Indenture and sold as described in the Prospectus, the Notes will be the legal and valid obligations of CatFin Trust enforceable against CatFin Trust in accordance with their terms and entitled to the benefits of the Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The foregoing opinion is limited to matters arising under the federal laws of the United States of America and the laws of the State of New York.  Further, we express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York or as to any matters arising thereunder or relating thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus.  In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP